Exhibit 23-b






                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statement (Form S-8) of SBC Communications Inc. pertaining to the registration of shares of its common stock of our reports dated September 21, 2001, with respect to the Statements of Net Assets Available for Benefits as of December 31, 2000, of the SBC PAYSOP, the Pacific Telesis Group Employee Stock Ownership Plan, and The Southern New England Telephone Company Tax Reduction Act Stock Ownership Plan, filed with the Securities and Exchange Commission on SBC Communications Inc. Annual Reports on Forms 11-K for the year ended December 31, 2001.




                             McCONNELL AND JONES LLP


Houston, Texas
September 3, 2002